UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 24, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2010, the Human Resources Committee (the “Committee”) of the Board of Directors of AT&T Inc. (“AT&T”) amended AT&T’s Change in Control Severance Plan (the “Plan”).  Prior to the amendment, in the event a Plan participant received a severance payment that resulted in the imposition of excise taxes on the participant, AT&T paid the participant’s excise taxes and taxes thereon to the extent that the excise taxes were incurred because of prior deferrals of income by a participant. As a result of the amendment, AT&T will no longer pay excise taxes or taxes thereon under the Plan. Instead, benefits payable under the Plan will be reduced to avoid incurring excise taxes, or, if it is determined to be more beneficial to the participant, AT&T will pay the full amount of benefits, and the participant will be liable for payment of the excise taxes. The Committee also made other, minor changes to the Plan.

At the same meeting, the Committee also amended AT&T’s 2005 Supplemental Employee Retirement Plan (the “SERP”), in consultation with Randall Stephenson, AT&T’s Chairman, Chief Executive Officer and President. The amendment applies only to Mr. Stephenson. As a result of the amendment, (1) Mr. Stephenson’s compensation for purposes of calculating his SERP benefit is frozen as of June 30, 2010, (2) Mr. Stephenson’s age and service for purposes of calculating his SERP benefit are frozen as of December 31, 2012 and (3) interest shall accrue on Mr. Stephenson’s frozen SERP benefit beginning January 1, 2013, at a rate to be determined by the Committee.

The foregoing descriptions of the amendments to the Plan and the SERP are qualified in their entirety by reference to the texts of the amendments, which are filed herewith as Exhibits 10-a and 10-b, respectively.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.    Description

10-a       AT&T’s Change in Control Severance Plan, effective January 1, 2011, amended and restated June
          24, 2010
10-b      2005 Supplemental Employee Retirement Plan, amended and restated June 24, 2010

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: June 25, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller